Exhibit 5.1

OPINION OF COUNSEL

Goldfarb Seligman & Co.
Electra Tower
98 Yigal Alon Street
Tel Aviv 6789141, Israel

July 25, 2013
Radcom Ltd.
24 Raoul Wallenberg Street
Tel Aviv 69710
Israel

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on behalf of Radcom Ltd. (the "Company"), relating to an additional 629,417 of the Company’s Ordinary Shares, par value NIS 0.20 per share (the "Shares"), issuable upon the exercise of options granted under the Company’s 2003 Share Option Plan, as amended (the "2003 Plan") and 250,000 Shares issuable upon the exercise of options granted and to be granted under the Company’s 2013 Share Option Plan (the "2013 Plan," and together with the 2003 Plan, the "Plans").

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

In connection with this opinion, we have examined such corporate records, other documents and such questions of Israeli law as we have considered necessary or appropriate for the purposes of this opinion.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us, the authenticity of the originals of such copies, and, as to matters of fact, the accuracy of all statements and representations made by the officers of the Company.  We have also assumed that each individual grant under the 2013 Plan that will be made after the date hereof will be duly authorized by all necessary corporate action.

Based on the foregoing and subject to the limitations, qualifications and assumptions stated herein, we advise you that, in our opinion, the Shares, when issued upon the exercise of options in accordance with the terms of the Plans, will be duly authorized, validly issued, fully paid and non-assessable.

This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Sincerely, /s/ Goldfarb Seligman & Co. Goldfarb Seligman & Co.